Exhibit 99.1

PRESS RELEASE September 20, 2007	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Moves Forward on Minnesota Iron-Making Venture

FORT WAYNE, INDIANA, September 20, 2007 —Steel Dynamics, Inc. (NASDAQ/GS:STLD) announced that it is moving forward with the Mesabi Nugget iron-making project at Hoyt Lakes, Minnesota, and that the State of Minnesota is participating in the project’s financing. This plant will be the world’s first commercial iron-making facility to use the ITmk3® process, an iron-nugget production technology pioneered by Kobe Steel, Ltd., which Kobe Steel is licensing to the venture. Subject to completion of final project financing arrangements, Steel Dynamics intends to invest $85 million in equity in the venture and to hold an 81% equity interest, while Kobe Steel plans to invest $20 million in equity for a minority equity stake of 19%.

Minnesota Governor Tim Pawlenty today announced that the state has approved $26.5 million in non-recourse financing for the project. Earlier, Iron Range Resources (IRR) and the Minnesota Department of Employment and Economic Development (DEED) (state economic development agencies) had announced their support for the project.

The project will involve the construction of a $235 million iron-nugget manufacturing facility utilizing iron-ore concentrate, coal, and natural gas. Annual iron-nugget production capacity is expected to be 500,000 metric tons. Although preliminary construction activity has begun at the Hoyt Lakes site, full construction of the iron-making operation is not expected to commence until later this year, following the completion of financing and satisfactory resolution of permitting issues.

Steel Dynamics anticipates that substantially all of the iron output from the planned nugget plant will be consumed in SDI’s mini-mills. The company believes that this new business will be capable, at a favorable cost, of providing to its steel mills a domestic source of iron units that are of equal or higher quality than purchased pig iron. In time, additional nugget production facilities could be constructed at the site.

Steel Dynamics also announced that its board of directors has approved an additional initiative related to the Mesabi Nugget facility which is currently in the planning phase. The company plans to develop an existing iron mine on the Mesabi Iron Range and to construct a facility for concentrating iron ore. The company intends to purchase or lease land on the Mesabi Iron Range in Minnesota that is expected to provide a long-term supply of iron ore. In the future, the company plans to process the iron ore and use it as raw material feedstock for the nugget plant. In total, the cost of this venture is estimated to be $165 million. Operations could begin in late 2009 or early 2010, assuming the timely issuance of permits. The company expects to fund approximately $65 million in equity related to this project and will be the sole owner.

Forward-Looking Statements

This press release contains predictive statements about future events, including obtaining financing, construction of facilities, the successful operation of iron-making facilities, mining operations, and iron-concentrating facilities, as well as logistical support for these activities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com